Exhibit 10.5

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 6th day of December, 2023 (the “Effective Date”), by and between Leah Jones (“Executive”) and Veradigm Inc. (formerly known as Allscripts Healthcare Solutions, Inc. (“Allscripts”)), a corporation organized and existing under the laws of the State of Delaware (“Company”).

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Termination Date. As of the close of business on December 6, 2023 (the “Termination Date”), Executive’s employment with and service as an officer of Company is terminated. As of the Termination Date, Executive irrevocably resigns from all other positions she has with Company and any subsidiaries and affiliated companies of Company.

2.

Final Pay. Regardless of whether Executive executes this Agreement, Company will provide Executive with any Base Salary that has accrued but is unpaid as of the Termination Date on the first regularly scheduled Company pay date following the Termination Date. Company will reimburse Executive for all expenses incurred by Executive prior to the Termination Date that are reimbursable pursuant to the applicable Company policy. Executive agrees to provide documentation for all such expenses within twenty-one (21) days of the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

3.

Separation Benefits. If Executive signs, dates and returns this Agreement to Company by December 6, 2023 and complies with the terms of this Agreement, Company will provide Executive with the following:

(a)

Continuation of Executive’s base salary (as in effect immediately prior to the Termination Date) for a period of six (6) months commencing upon Executive’s “separation from service” within the meaning of Section 409A (as defined below), subject to Section 12(j) of this Agreement.

(b)

Executive shall be entitled to receive payment of the Company portion of premiums for COBRA continuation coverage for Executive and her dependents under applicable Company plans for twelve (12) months following the Termination Date (subject to Executive’s timely election of COBRA continuation coverage).

(c)

The Company shall provide up to nine (9) months of outplacement services for Executive at an outplacement firm of the Company’s choosing, which Executive may use at any time between the Termination Date and the twelve months following the conclusion of the Consulting Period as defined in the Consulting Agreement (defined below); and

(d)

Company will agree to enter into a consulting arrangement with Executive (with an effective date as of the first business day following the Separation Date) in the form of Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”).

(e)

Company shall directly pay Davis+Gilbert LLP for Executive’s attorneys’ fees in an amount not to exceed $10,000 in connection with review and negotiation of this Agreement. Executive shall submit a written invoice for such attorneys’ fees within fourteen (14) days of the Termination Date and Company shall pay Davis+Gilbert LLP in accordance with this Section 3(e) within thirty (30) days after its receipt of such invoice, provided that Executive has provided to Company a Form W-9 and any other form reasonably requested to initiate such payment.

Executive acknowledges and agrees that (i) the severance and other benefits described in this Section 3 are in lieu of and in excess of anything to which Executive otherwise would be entitled without executing this Agreement and such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by Company or any of the other Released Parties, and (ii) as of immediately prior to the Termination Date, Executive is not considered a participant in the Allscripts Healthcare Solutions, Inc. Severance Plan, as amended October 1, 2014 and would not otherwise be entitled to receive any severance benefits thereunder in connection with the termination of Executive’s employment.

4.	Release.

a.

Released Parties. The term “Released Parties” as used in this Agreement includes: (a) Company and its past and present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, stockholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above, and the heirs, administrators and executors of any person listed in subpart (b) above.

b.

Release of All Claims. Executive, and anyone claiming through Executive or on Executive’s behalf, hereby waives and releases Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:

i.

all claims arising out of or related in any way to Executive’s employment or service as a director, compensation, other terms and conditions of employment, or termination from employment with Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit;

ii.

all claims that were or could have been asserted by Executive or on her behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

iii.

all claims that were or could have been asserted by Executive or on her behalf under: any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, and the Chicago, Cook County Human Rights Ordinances, the Georgia Equal Pay Act, Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for Persons with Disabilities Code.

Notwithstanding the foregoing, nothing in this Agreement shall waive or release: (u) any claim that cannot be waived or released by law; (v) any claim to enforce this Agreement; (w) any claim for any vested benefits to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans; (x) any claim for workers’ compensation or unemployment insurance benefits; (y) any claim relating to any Company equity awards held by Executive, which will continue to be eligible to vest pursuant to the terms of the Consulting Agreement and the applicable award agreements; or (z) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.

5.

No Other Actions of Claims. Executive represents and warrants that: (a) Executive is the sole owner of the claims that are released in Section 4 above; (b) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (c) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

6.

No Other Payments or Benefits. Except as expressly provided in this Agreement or in the Consulting Agreement, Executive acknowledges and agrees that she is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under any other agreement with Company or Allscripts. Executive hereby promises and agrees not to sue or bring any other proceeding (including any arbitration) against any Released Party for any claim waived and released in Section 4 above. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Executive in Section 4 above, Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses or attorneys’ fees incurred by or on behalf of Executive (provided, however, that this Agreement does not limit Executive’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).

7.

Non-Interference. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Executive from confidentially or otherwise (without informing Company or its affiliates) communicating or filing a charge or complaint with, participating in an investigation or proceeding by, or giving truthful testimony or statements to a federal, state, local or other governmental agency or regulatory entity (including self-regulatory), or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); requesting or receiving confidential legal advice (at Executive’s own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions.

8.

Continuing Obligations. Executive acknowledges and reaffirms her continuing obligations owed to Company, including without limitation, pursuant to the applicable award agreement for each equity award granted to Executive and under any other agreement between Executive and Company that contains confidentiality, intellectual or other property, or post-employment competitive activities that Executive has or may have to the Company (the “Continuing Obligations”), which obligations shall remain in full force and effect in accordance with their terms following the Termination Date.

9.

Cooperation. Following the Termination Date, and except as otherwise provided in Section 7 above, Executive shall cooperate fully with Company and the other Released Parties in transitioning her responsibilities as requested by Company, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with Company. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to Company and any of the other Released Parties any truthful papers, electronic data, and other information (whether in hard copy, electronic, or other format) reasonably requested by any of them, provided that such cooperation does not materially and unreasonably interfere with Executive’s employment or other professional obligations following the Termination Date. Executive shall be reimbursed for reasonable out-of-pocket expenses (including reasonable attorney fees’ and costs) that Executive incurs in rendering cooperation after the Termination Date pursuant to this Section 9, subject to applicable law.

10.

Waiver of Any Re-Employment Right. Notwithstanding Executive’s consulting arrangement with the Company pursuant to the Consulting Agreement, Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

11.

Acknowledgements. Executive acknowledges, understands, and agrees that: (a) Executive has read and understands the terms and effect of this Agreement; (b) Executive releases and waives claims through the date she signs this Agreement; (c) Executive agrees to all provisions of this Agreement knowingly and voluntarily, in exchange for consideration in addition to anything of value to which Executive already is entitled; and (d) Executive hereby is and has been advised to have her attorney or other representative (chosen by Executive and at her cost) review this Agreement before signing it.

12.	Miscellaneous.

a.

Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

b.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois without regard to the conflict of law provisions of any jurisdiction.

c.

Scope of Agreement. This Agreement, including Exhibit A, and the Continuing Obligations reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company, the termination of such employment relationship, and Executive’s consulting relationship with the Company, and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

d.

Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to Company, to 222 W Merchandise Mart Plaza #2024, Chicago, IL 60654; and (b) if to the Executive, to the mailing and email addresses on file in Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing by email to Company’s General Counsel and Chairperson of the Board of Directors or the Executive’s email address on file with Company, in each case with confirmation of sending, and one of the following: (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of sending of email transmission, upon the fourth calendar day after mailing by certified mail, or upon the second calendar day after sending by express courier service.

e.

Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any breach of any other provision or any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

f.	Amendment. This Agreement may not be modified or amended except by a writing signed by Executive and an authorized member of the Board of Directors or other authorized signatory of Company.

g.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

h.

Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

i.

Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

j.

Section 409A of the Code. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and treasury regulations relating thereto (collectively, “Section 409A”), so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A, and this Agreement shall be interpreted and construed accordingly; provided, however, that Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A. All references in this Agreement to Executive’s termination of employment shall mean a separation from service within the meaning of Section 409A, to the extent necessary to be exempt from or comply with Section 409A. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A. Executive acknowledges and agrees that she is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), as of the Termination Date and, therefore, will be subject to a delay in payment until the expiration of the six (6) month period following the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) with respect to any payments provided hereunder to the extent such amounts are subject to Section 409A; provided, however, that any such amounts that would have otherwise been payable during such six (6) month period shall be paid to Executive on the first payroll date following the expiration of such six (6) month period. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (iii) any expense or other reimbursement payment made pursuant to this Agreement shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment is incurred.

k.	Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

l.

Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

VERADIGM INC.

By:	/s/ Dave B. Stevens
Name: Dave B. Stevens
Title: Chair of the Compensation Committee
Date: December 6, 2023

EXECUTIVE:

By:	/s/ Leah Jones
Name: Leah Jones
Date: December 6, 2023

[Signature Page to Separation Agreement]